Registration No. 333-_________
As filed with the Securities and Exchange Commission on June 1, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BCB Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

New Jersey		26-0065262
(State or Other Jurisdiction of Incorporation)		(I.R.S. Employer Identification No.)
104-110 Avenue C Bayonne, NJ 07002
(Address of Principal Executive Offices)

BCB Bancorp, Inc. 2011 Stock Option Plan
(Full Title of the Plan)Copies to:
Mr. Donald Mindiak	Alan Schick, Esq.
President and Chief Executive Officer	Luse Gorman Pomerenk & Schick
BCB Bancorp, Inc.	5335 Wisconsin Avenue, N.W., Suite 780
104-110 Avenue C	Washington, D.C. 20015
Bayonne, NJ 07002	(202) 274-2000
(201) 823-0700

(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer  ☐                                       Accelerated filer   ☐                             Non-accelerated filer  ☐                                     Smaller reporting company  ☒
                                        (Do not check if a smaller reporting company)
________________________________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	900,000	$11.17	2)	$10,053,000	$1,168
Stock Options	900,000	---		---	---	(3)

_______________________
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the BCB Bancorp, Inc. 2011 Stock Option Plan (“Stock Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of BCB Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Determined pursuant to 17 C.F.R. Section 230.457(h)(1) under the Securities Act upon the basis of the average of the high and low prices reported on the Nasdaq Global Market on May 27, 2011.

(3)	No separate registration fee is required with respect to the stock options pursuant to 17 C.F.R. Section 230.457(h)(2).

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. Section 230.462 under the Securities Act.

PART I.

Items 1 and 2.  Plan Information and Registrant Information and Employee Plan Annual Information

The document containing the information specified in Part I and II of Form S-8 has been or will be sent or given to participants in the Stock Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.

Such document is not being filed with the Commission, but constitutes (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3.  Incorporation of Documents by Reference

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

a)  The Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (File No. 000-50275), filed with the Commission on March 31, 2011, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

b)   The proxy statement for the Company’s Annual Meeting of Shareholders (File No. 000-50275) filed by the Company with the Commission on Schedule 14A on March 28, 2011;

c) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the Annual Report on Form 10-K referred to in (a) above; and

d) The description of the Company’s common stock is contained in Exhibit 4 to the Form 8-K-12g3 filed with the Commission on May 1, 2003 (File No. 000-50275).

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

Article VII of the Certificate of Incorporation of BCB Bancorp, Inc. (for purposes of this Item 6, the “Corporation”) sets forth circumstances under which directors, officers, employees and agents of the Company may be insured or indemnified against liability which they incur in their capacities as such:

The Corporation shall indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of shareholders of disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall insure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors,  officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this article.

The Corporation  shall, from time to time, reimburse or advance to any person referred to in this article the funds necessary for payment of expenses, including attorneys' fees, incurred in connection with any action, suit or proceeding referred to in this article, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication  adverse to the director or officer establishes that the director's or officer's acts or omissions (i) constitute a breach of the director's or officer's duty of loyalty to the corporation or its shareholders, (ii) were not in good faith, (iii) involved a knowing  violation of law, (iv) resulted in the director or officer receiving an improper personal benefit or (v) were otherwise of such a character  that New  Jersey law would require that such amount(s) be repaid.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  List of Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. attached hereto

4	Form of Common Stock Certificate	*
5	Opinion of Luse Gorman Pomerenk & Schick, P.C.	Exhibit 5
10	BCB Bancorp, Inc. 2011 Stock Option Plan	**
23	Consent of Luse Gorman Pomerenk & Schick, A Professional Corporation	Contained in Exhibit 5
23	Consent of Independent Registered Public Accounting Firm	Exhibit 23.2
24	Power of Attorney	Contained on Signature Page

___________________________

*
Incorporated by reference to Exhibit 4 to the Registration Statement on Form 8-K-12g3 (File No. 000-50275) originally filed by the Company under the Exchange Act with the Commission on May 1, 2003, and all amendments or reports filed for the purpose of updating such description.

**
Incorporated by reference to Appendix A to the proxy statement for the Company’s Annual Meeting of Shareholders (File No. 000-50275), filed by the Company with the Commission on  Schedule 14A on March 28, 2011.

Item 9.  Undertakings

The undersigned Registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

2.           That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Stock Plan;

4.           That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bayonne, state of New Jersey, on this 1st day of June 2011.

BCB BANCORP, INC.
By:	/s/ Donald Mindiak
Donald Mindiak
President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of the Company hereby severally constitute and appoint Donald Mindiak, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Donald Mindiak may deem necessary or advisable to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock underlying the Stock Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Donald Mindiak shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Donald Mindiak	Director and Principal Executive Officer	June 1, 2011
Donald Mindiak

/s/ Kenneth D. Walter	Director and Principal Financial Officer	June 1, 2011
Kenneth D. Walter

/s/ Robert Ballance	Director	June 1, 2011
Robert Ballance

/s/ Judith Q. Bielan	Director	June 1, 2011
Judith Q. Bielan

/s/ Joseph J. Brogan	Director	June 1, 2011
Joseph J. Brogan

/s/ James E. Collins	Director	June 1, 2011
James E. Collins

/s/ Thomas M. Coughlin	Director	June 1, 2011
Thomas M. Coughlin

/s/ Mark D. Hogan	Chairman of the Board	June 1, 2011
Mark D. Hogan

/s/ Robert A. Hughes	Director	June 1, 2011
Robert A. Hughes

/s/ Joseph Lyga	Director	June 1, 2011
Joseph Lyga

/s/ Alexander Pasiechnik	Director	June 1, 2011
Alexander Pasiechnik

/s/ Joseph Tagliareni	Director	June 1, 2011
Joseph Tagliareni

EXHIBIT INDEX

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. attached hereto

4	Form of Common Stock Certificate	*
5	Opinion of Luse Gorman Pomerenk & Schick, P.C.	Exhibit 5
10	BCB Bancorp, Inc. 2011 Stock Option Plan	**
23	Consent of Luse Gorman Pomerenk & Schick, A Professional Corporation	Contained in Exhibit 5
23	Consent of Independent Registered Public Accounting Firm	Exhibit 23.2
24	Power of Attorney	Contained on Signature Page

*
Incorporated by reference to Exhibit 4 to the Registration Statement on Form 8-K-12g3 (File No. 000-50275) originally filed by the Company under the Exchange Act with the Commission on May 1, 2003, and all amendments or reports filed for the purpose of updating such description.

**
Incorporated by reference to Appendix A to the proxy statement for the Company’s Annual Meeting of Shareholders (File No. 000-50275), filed by the Company with the Commission on  Schedule 14A on March 28, 2011.